                                                                   EXHIBIT 21.1


                        MARINE DRILLING COMPANIES, INC.

                         SUBSIDIARIES AND PARTNERSHIPS

                               DECEMBER 31, 1996



                                       Place of
                                     Incorporation                                          Ownership
     Subsidiary/Partnership           or Domicile                 Owner                     Percentage
-----------------------------------     --------       ----------------------------------   ----------
Marine Drilling Management Company      Delaware       Marine Drilling Companies, Inc.         100%

Marine Drilling International, Inc.     Delaware       Marine Drilling Management Company      100%

Keyes Holding Corporation(1)            Delaware       Marine Drilling Companies, Inc.         100%





(1)  Effective February 1, 1997, the name was changed to Marine 300 Series,
     Inc.